Exhibit 8.1

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Main Tel +1 212 506 2500

Main Fax +1 212 262 1910

www.mayerbrown.com

April 22, 2022

Elkay Manufacturing Company

1333 Butterfield Road

Suite 200

Downers Grove, IL 60515

Re:	Mayer Brown Tax Opinion

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Zurn Water Solutions Corporation, a Delaware corporation (“Zurn”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction among Zurn, Zebra Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Zurn, and Elkay Manufacturing Company, a Delaware corporation.

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement, insofar as it purports to constitute summaries of certain provisions of United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP